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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                 Amendment No. 1

                        The Ultimate Software Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  90385D 10 7
                               ------------------
                                 (CUSIP Number)


                                  June 21, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        Rule 13d-1(b)

   [X]  Rule 13d-1(c)

        Rule 13d-1(d)

-------------

               *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

---------------------------                            -------------------------
  CUSIP No. 90385D 10 7               13G                  Page 2 of 4 Pages
            -----------
---------------------------                            -------------------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS      Michael Feinberg

 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,797,614

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
    BENEFICIALLY     6
                          96,925
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
     REPORTING            1,797,614

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          96,925

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,894,539

      (Includes 96,925 shares owned by Michael Feinberg's spouse, Ann Feinberg, for which beneficial ownership is disclaimed and the exercisable warrant to purchase 50,000 shares of Common Stock)

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      11.6%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

--------------------------------------------------------------------------------

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---------------------------                            -------------------------
  CUSIP No. 90385D 10 7               13G                  Page 3 of 4 Pages
            -----------
---------------------------                            -------------------------

Item 1(a).   Name of Issuer

             The Ultimate Software Group, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices

             2000 Ultimate Way
             Weston, Florida 33326

Item 2(a).   Name of Person Filing

             Michael Feinberg

Item 2(b).   Address of Principal Business Office or, if none, Residence

             3980 N. 32 Terrace
             Hollywood, Florida 33312

Item 2(c).   Citizenship

             United States

Item 2(d).   Title of Class of Securities

             Common Stock, $0.01 par value per share

Item 2(e).   CUSIP Number

             90385D 10 7

Item 3.      Not applicable.

Item 4.      Ownership

             (a) Amount beneficially owned:  1,894,539 shares

             (b) Percent of class:  11.6%

             (c) Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote:       1,797,614

                 (ii)  Shared power to vote or to direct the vote:        96,925

                 (iii) Sole power to dispose or to direct the
                       disposition of:                                 1,797,614

                 (iv)  Shared power to dispose or to direct the
                       disposition of:                                    96,925

Item 5.      Ownership of Five Percent or Less of a Class

             Not applicable

---------------------------                            -------------------------
  CUSIP No. 90385D 10 7               13G                  Page 3 of 4 Pages
            -----------
---------------------------                            -------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
          Holding Company

          Not applicable

Item 8.   Identification and Classification of Members of the Group

          Not applicable

Item 9.   Notice of Dissolution of Group

          Not applicable

Item 10.  Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      Date:  June 28, 2002
                                                           ---------------------


                                                        /s/ Michael Feinberg
                                                        --------------------

                                                        Michael Feinberg